Exhibit 99.8

Consent to be Named as a Director Nominee

In connection with the filing by Industrial Tech Acquisitions II, Inc. (“ITAQ”) of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement, and any and all amendments and supplements thereto, as a nominee to the board of directors of ITAQ following the consummation of the business combination, which will be renamed NXTCLEAN Fuels, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: July 18, 2023	Sincerely,

/s/ Jo-Ellen Darcy
Jo-Ellen Darcy